FOR IMMEDIATE RELEASE                     Mark Fredrickson, EMC
                                          508-435-1000 Ext. 77137
                                          fredrickson_mark@emc.com


                                          Ray Thomas, Data General
                                          508-898-6545
                                          ray_thomas@dg.com


                           EMC TO ACQUIRE DATA GENERAL

     ACCRETIVE TRANSACTION WILL ENABLE EMC TO PENETRATE NEW STORAGE MARKETS


HOPKINTON, Mass. - August 9, 1999 - EMC Corporation (NYSE:EMC), the world's leading provider of enterprise storage systems, software, and services, and Data General Corporation (NYSE:DGN) today announced that they have entered into a definitive agreement for the acquisition of Data General by EMC. Under the terms of the agreement, EMC will issue 0.3262 of a share of EMC common stock for each share of Data General common stock, subject to certain adjustments. Based upon the August 6, 1999, closing price of EMC common stock, the transaction is valued at approximately $19.58 per Data General share, for a total consideration of approximately $1.1 billion. Completion of the transaction is subject to approval of Data General stockholders and appropriate regulatory review, and is expected to occur before the end of 1999. EMC expects the acquisition to be accretive to its fiscal year 2000 earnings and significantly accretive to fiscal year 2001 earnings.

      This acquisition will enable EMC to address customer requirements in the rapidly growing midrange storage market, an approximately $10 billion market in 1998. Data General's CLARiiON storage products are recognized as among the most advanced midrange storage systems in the world. When combined with EMC's industry-leading software, distribution and services capabilities, these products will emerge as the world's most advanced midrange storage solutions and enable EMC to fully address all of its customers' online storage needs in both new and existing markets.

      Data General's AViiON server business will operate as a separate unit of EMC, with continued focus on the NUMA (non-uniform memory access) architecture, enterprise Windows NT, and serving the computing needs of the worldwide health care market. EMC also plans to leverage Data General's core research and development expertise in Intel-based processor systems and high-performance operating systems across EMC's existing range of products. These technologies also will be highly valuable in developing network-attached storage solutions for the future.

      Michael C. Ruettgers, EMC President and CEO, said, "This acquisition delivers on our long-stated objective of constantly expanding our market opportunities. Data General's products


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EMC To Acquire Data General                                          Page 2


have proven technology leadership in the midrange storage market, particularly in the Windows NT and UNIX environments, but have lacked the global distribution and support needed to achieve their full market potential. We believe they will provide an excellent complement to our high-end Symmetrix Enterprise Storage family and will enable us to serve this growing market segment."

      Ronald L. Skates, Data General President and CEO, said, "As a technology and market leader with an unmatched track record of execution, EMC is the ideal company to continue the hard work and innovation of Data General into the next millennium. We look forward to the opportunity for our technologies and our people to thrive as part of EMC."

      EMC's Ruettgers continued, "This acquisition also represents the union of two of the largest Massachusetts-based technology companies, Data General with its origins in the early years of the computer industry and EMC at the forefront of the current explosion in demand for intelligent storage. The fact that we are neighbors, with headquarters just a few miles apart, gives us even greater confidence in our ability to maximize synergies and achieve the most efficient integration possible."

      The transaction is intended to qualify as a pooling-of-interests for accounting purposes and as a tax-free exchange of shares under IRS regulations.

      Data General, based in Westboro, Massachusetts, is a major supplier of storage and enterprise computing solutions for customers worldwide. The company's products include CLARiiON Fibre Channel storage systems, high-end Windows NT and UNIX AViiON servers, and related software and services. The company reported fiscal 1998 revenues of $1.5 billion. Additional information on the company, its products, and services is available on the Internet at http://www.dg.com.

      EMC Corporation, based in Hopkinton, Massachusetts, is the world's technology and market leader in the rapidly growing market for intelligent enterprise storage systems, software, networks and services. EMC's products store, retrieve, manage, protect and share information from all major computing environments, including UNIX, Windows NT and mainframe platforms. EMC has offices worldwide, trades on the New York Stock Exchange under the symbol EMC, and is a component of the S&P 500 Index. For further information about EMC and its storage solutions, EMC's corporate web site can be accessed at http://www.emc.com.

      This release contains "forward-looking statements" as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the operational integration associated with acquisitions; (ii) delays in the development, production or acceptance of either company's products; (iii) the transition to new products; (iv) competitive factors, including but not limited to pricing pressures, in the computer storage market; (v) the relative and varying rates of product price and component cost declines; (vi) other risks associated with acquisitions; and (vii) other one-time events and other important factors disclosed previously and from time to time in EMC's filings with the U.S. Securities and Exchange Commission.